Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS RESULTS FOR
FISCAL 2011 SECOND QUARTER

Second Quarter EPS of $0.74 Compared to
Prior Year EPS of $3.22

Repaid $50 Million of Debt

OSHKOSH, WI — (April 28, 2011) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2011 second quarter net sales of $1.75 billion and net income attributable to Oshkosh Corporation of $67.9 million, or $0.74 per share. This compares with net sales of $2.86 billion and net income of $292.6 million, or $3.22 per share, in the prior year second quarter.

“During the second quarter, we continued our transition from high volume production of MRAP-All Terrain Vehicles (M-ATVs) to the gradual launch of production of the U.S. Army’s Family of Medium Tactical Vehicles (FMTVs), which will negatively impact our quarterly earnings comparisons throughout fiscal 2011,” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “The launch of FMTV production has been challenging, but we made good progress late in the second quarter and expect our FMTV sales to rise sharply in the second half of fiscal 2011. Oshkosh is the sole supplier of the FMTV through fiscal 2015.

“Our access equipment business returned to profitability this quarter and continued its recovery with non-M-ATV related sales increasing 73 percent, orders nearly doubling and backlog nearly tripling compared to the prior year’s second quarter,” said Szews. “Multiple new product launches during the quarter were greeted with enthusiasm by our customers and led to robust order intake for these new products.

-more-

“During the first half of fiscal 2011, we experienced further deterioration in our markets impacted by municipal spending. In particular, industry orders for fire apparatus and refuse collection vehicles in North America have been constrained by tight municipal budgets. Recent facility consolidations and other cost reduction activities should help mitigate the effects on our results of lower demand for these products beginning in the second half of fiscal 2011.

Szews concluded, “We are pleased with our recent progress in launching FMTV production. During the second half of fiscal 2011, we will focus on accelerating production of FMTVs, raising FMTV margins, capitalizing on the recovery of our access equipment business and generally sustaining tight fiscal control in more challenged municipal and construction markets.”

The Company reported that consolidated net sales in the second quarter of fiscal 2011 decreased 39.1 percent, or $1.12 billion, to $1.75 billion compared to the prior year second quarter. The lower sales levels were largely due to an expected decrease in sales under the M-ATV contract, which declined by $1.38 billion, offset in part by increased demand in the access equipment segment for aerial work platforms and telehandlers.

Operating income decreased to $132.4 million, or 7.6 percent of sales, for the second quarter of fiscal 2011 compared with operating income of $494.3 million, or 17.3 percent of sales, in the prior year second quarter. The decrease in operating income was primarily attributable to the lower sales volumes.

Factors affecting second quarter results for the Company’s business segments included:

Defense — Defense segment sales decreased 57.2 percent to $972.3 million for the second quarter of fiscal 2011 compared with the prior year second quarter. The decrease was primarily due to the completion of production under the M-ATV contract, offset in part by higher shipments of reducible height armor kits. Combined M-ATV related vehicle and parts & service sales totaled $248.8 million in the second quarter of fiscal 2011, a decrease of $1.38 billion compared to the second quarter of the prior year when the Company shipped almost 3,000 M-ATVs.

Defense segment operating income in the second quarter decreased 68.7 percent to $141.6 million, or 14.6 percent of sales, compared to prior year second quarter operating income of $452.8 million, or 19.9 percent of sales. The decrease in operating income as a percent of sales was due to lower volumes on a relatively fixed cost base, adverse product mix, investments in new product development and start-up costs on the FMTV contract, offset in part by cost estimate changes on an undefinitized contract that resulted in higher revenue and income.

Access Equipment — Access equipment segment(1) sales to external customers increased 72.7 percent to $471.2 million for the second quarter of fiscal 2011 compared to the prior year second quarter as a result of increased global demand, led by replacement demand in North America. In addition to sales to external customers, access equipment segment sales in the second quarter of fiscal 2010 included $737.2 million of M-ATV related sales to the defense segment. Including sales to the defense segment, access equipment segment sales decreased 53.3 percent for the second quarter of fiscal 2011 compared with the prior year quarter.

(1)  During fiscal 2010, in conjunction with the appointment of a new segment president, the Company transferred operational responsibility of JerrDan, the Company’s towing and recovery business unit, from the fire & emergency segment to the access equipment segment. As a result, JerrDan has been included within the access equipment reporting segment for financial reporting purposes. Historical information has been reclassified to include JerrDan in the access equipment segment for all periods presented.

Access equipment segment operating income in the second quarter decreased 61.2 percent to $17.7 million, or 3.8 percent of sales, compared to prior year second quarter operating income of $45.8 million, or 4.5 percent of sales. The decline in operating income reflected the decrease in intersegment sales at high single-digit operating income margins, offset in part by higher volume with external customers and improved product mix.

Fire & Emergency — Fire & emergency segment sales for the second quarter of fiscal 2011 decreased 17.2 percent to $177.2 million compared with the prior year quarter. The decrease in sales primarily reflected lower shipments of fire fighting apparatus and a shift in the timing of airport product shipments to later in the fiscal year. Weak municipal spending in the U.S. was the primary driver of a decrease in fire fighting apparatus sales with the North American market down by approximately 30 percent from its long-term average.

The fire & emergency segment reported an operating loss of $6.6 million, or 3.7 percent of sales, for the second quarter of fiscal 2011 compared to operating income of $19.3 million, or 9.0 percent of sales, in the prior year quarter. Operating results during the second quarter were largely impacted by lower sales volume and the related absorption impact as well as adverse product mix and costs related to the move of Oshkosh Specialty Vehicles and Medtec ambulance production to the Company’s facilities in Florida.

Commercial — Commercial segment sales increased 3.9 percent to $151.7 million in the second quarter of fiscal 2011 compared with the prior year quarter due primarily to higher aftermarket parts sales.

Commercial segment operating income in the second quarter increased 273.4 percent to $5.3 million, or 3.5 percent of sales, compared to prior year second quarter operating income of $1.4 million, or 1.0 percent of sales. The increase in operating income primarily resulted from improved absorption.

Corporate — Corporate operating expenses increased $1.7 million to $25.5 million for the second quarter of fiscal 2011 compared to the prior year quarter. The increase was primarily a result of the Company’s investment to support its growth initiatives for fiscal 2012 and beyond.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $24.5 million to $20.7 million in the second quarter of fiscal 2011 compared to the prior year quarter. The decrease was largely due to the effects of lower borrowings as well as lower interest rates following the refinancing of the Company’s credit agreement in September 2010. Average debt outstanding decreased from $1.7 billion during the second quarter of fiscal 2010 to $1.1 billion during the second quarter of fiscal 2011 as a result of strong cash flow generation during the past 12 months. The Company repaid $50.2 million of debt during the second quarter of fiscal 2011.

Provision for Income Taxes — The Company recorded income tax expense of $44.2 million in the second quarter of fiscal 2011, or 39.5 percent of pre-tax income, compared to 35.0 percent of pre-tax income in the prior year quarter. The second quarter fiscal 2011 effective tax rate was negatively impacted by the effect of unbenefitted losses in foreign tax jurisdictions.

Six-month Results

The Company reported net sales for the first six months of fiscal 2011 of $3.45 billion and net income attributable to Oshkosh Corporation of $167.5 million, or $1.83 per share. This compares with net sales of $5.30 billion and income from continuing operations of $465.1 million, or $5.12 per share, in the first six months of the prior year. Results for the first six months of fiscal 2010 included per share charges of $0.21, net of income tax benefits, for the non-cash impairment of goodwill and other long-lived assets. Excluding asset impairment charges of $23.3 million(2), the Company reported income from continuing operations of $483.8 million, or $5.33 per share, for the first six months of fiscal 2010. The decreases in sales and income attributable to Oshkosh Corporation were primarily due to the completion of the initial 8,079 M-ATVs in the first quarter of fiscal 2011. Combined M-ATV related vehicle and parts & service sales totaled $2.74 billion in the first six months of fiscal 2010 compared to $763.8 million in the first six months of fiscal 2011.

Conference Call

The Company will comment on second quarter earnings during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as income from continuing operations and earnings per share from continuing operations both on a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as income from continuing operations and earnings per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible assets impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP.

(2)  Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the six months ended March 31, 2010 (in millions, except per share amounts):

Non-GAAP income from continuing operations, net of tax	$483.8
Intangible assets impairment charges	(23.3)
Income tax benefit associated with intangible assets impairment charges	4.6
GAAP income from continuing operations, net of tax	$465.1

Non-GAAP income per share from continuing operations	$5.33
Intangible assets impairment charges per share	(0.21)
GAAP income per share from continuing operations	$5.12

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the impact on revenues and margins of the decrease in M-ATV production rates; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic weakness, tight credit markets and lower municipal spending; the Company’s ability to produce vehicles under the FMTV contract at targeted margins and at required volumes to receive and sustain performance-based payments; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the expected level and timing of U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production delays arising from supplier quality or production issues, especially in light of the significant recent earthquake and subsequent tsunami in Japan; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to work stoppages and other labor matters, especially in light of the pending contract expiration for union employees at the Company’s Oshkosh defense facilities; the potential for disruptions or cost overruns in the Company’s global enterprise system implementation; the potential for increased costs relating to compliance with changes in laws and regulations; and risks related to disruptions in the Company’s distribution networks. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net sales	$1,745.6	$2,864.2	$3,446.4	$5,298.3
Cost of sales	1,464.5	2,236.4	2,856.3	4,191.3
Gross income	281.1	627.8	590.1	1,107.0

Operating expenses:
Selling, general and administrative	133.7	118.3	258.7	233.1
Amortization of purchased intangibles	15.0	15.2	30.3	30.6
Intangible assets impairment charges	—	—	—	23.3
Total operating expenses	148.7	133.5	289.0	287.0
Operating income	132.4	494.3	301.1	820.0

Other income (expense):
Interest expense	(21.7)	(45.7)	(48.2)	(96.5)
Interest income	1.0	0.5	1.8	1.4
Miscellaneous, net	0.4	1.0	0.1	1.2
	(20.3)	(44.2)	(46.3)	(93.9)
Income from continuing operations before income taxes and equity in earnings (losses) of unconsolidated affiliates	112.1	450.1	254.8	726.1
Provision for income taxes	44.2	157.4	88.2	260.6
Income from continuing operations before equity in earnings (losses) of unconsolidated affiliates	67.9	292.7	166.6	465.5
Equity in earnings (losses) of unconsolidated affiliates	(0.2)	(0.1)	0.2	(0.4)
Income from continuing operations, net of tax	67.7	292.6	166.8	465.1
Loss on discontinued operations, net of tax	—	—	—	(2.9)
Net income	67.7	292.6	166.8	462.2
Net loss attributable to the noncontrolling interest	0.2	—	0.7	—
Net income attributable to Oshkosh Corporation	$67.9	$292.6	$167.5	$462.2

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Continuing operations	$0.75	$3.27	$1.85	$5.19
Discontinued operations	—	—	—	(0.03)
	$0.75	$3.27	$1.85	$5.16
Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Continuing operations	$0.74	$3.22	$1.83	$5.12
Discontinued operations	—	—	—	(0.03)
	$0.74	$3.22	$1.83	$5.09

Basic weighted average shares outstanding	90,839,750	89,596,583	90,716,175	89,536,608
Effect of dilutive stock options and equity-based compensation awards	964,606	1,322,631	921,762	1,301,505
Diluted weighted average shares outstanding	91,804,356	90,919,214	91,637,937	90,838,113

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income from continuing operations, net of tax	$67.9	$292.6	$167.5	$465.1
Loss on discontinued operations, net of tax	—	—	—	(2.9)
Net income	$67.9	$292.6	$167.5	$462.2

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$416.7	$339.0
Receivables, net	773.9	889.5
Inventories, net	773.6	848.6
Deferred income taxes	72.4	86.7
Other current assets	65.4	52.1
Total current assets	2,102.0	2,215.9
Investment in unconsolidated affiliates	32.1	30.4
Property, plant and equipment:
Property, plant and equipment	826.8	821.0
Accumulated depreciation	(438.4)	(417.4)
Property, plant and equipment, net	388.4	403.6
Goodwill	1,059.9	1,049.6
Purchased intangible assets, net	870.4	896.3
Other long-term assets	94.4	112.8
Total assets	$4,547.2	$4,708.6

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$83.1	$215.9
Accounts payable	669.4	717.7
Customer advances	250.0	373.2
Payroll-related obligations	95.2	127.5
Income taxes payable	1.7	1.3
Accrued warranty	73.5	90.5
Deferred revenue	37.2	76.9
Other current liabilities	253.7	209.0
Total current liabilities	1,463.8	1,812.0
Long-term debt, less current maturities	1,053.8	1,086.4
Deferred income taxes	182.9	189.6
Other long-term liabilities	304.5	293.8
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,542.7	1,326.6
Noncontrolling interest	(0.5)	0.2
Total equity	1,542.2	1,326.8
Total liabilities and equity	$4,547.2	$4,708.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2011	2010
Operating activities:
Net income	$166.8	$462.2
Non-cash asset impairment charges	—	23.3
Loss on sale of discontinued operations, net of tax	—	2.9
Depreciation and amortization	69.9	80.8
Deferred income taxes	2.7	(28.8)
Other non-cash adjustments	4.7	13.4
Changes in operating assets and liabilities	12.5	211.5
Net cash provided by operating activities	256.6	765.3

Investing activities:
Additions to property, plant and equipment	(31.0)	(34.4)
Additions to equipment held for rental	(3.1)	(3.5)
Proceeds from sale of property, plant and equipment	0.7	0.5
Proceeds from sale of equipment held for rental	7.8	6.0
Other investing activities	(1.1)	0.8
Net cash used by investing activities	(26.7)	(30.6)

Financing activities:
Repayment of long-term debt	(65.3)	(907.0)
Proceeds from issuance of long-term debt	—	500.0
Repayments under revolving credit facility, net	(100.0)	—
Debt issuance costs	—	(10.8)
Proceeds from exercise of stock options	7.0	3.1
Other financing activities	1.8	1.1
Net cash used by financing activities	(156.5)	(413.6)

Effect of exchange rate changes on cash	4.3	(6.6)
Increase in cash and cash equivalents	77.7	314.5
Cash and cash equivalents at beginning of period	339.0	530.4
Cash and cash equivalents at end of period	$416.7	$844.9

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales:
Defense	$972.3	$2,270.2	$2,086.0	$4,129.9
Access equipment	471.2	1,010.2	798.5	1,763.9
Fire & emergency	177.2	214.1	378.7	439.3
Commercial	151.7	145.9	271.2	301.0
Intersegment eliminations	(26.8)	(776.2)	(88.0)	(1,335.8)
Consolidated	$1,745.6	$2,864.2	$3,446.4	$5,298.3

Operating income (loss):
Defense	$141.6	$452.8	$359.5	$792.5
Access equipment	17.7	45.8	1.0	59.1
Fire & emergency	(6.6)	19.3	(4.0)	17.3
Commercial	5.3	1.4	(2.4)	4.5
Corporate	(25.5)	(23.8)	(56.7)	(48.2)
Intersegment eliminations	(0.1)	(1.2)	3.7	(5.2)
Consolidated	$132.4	$494.3	$301.1	$820.0

	March 31,
	2011	2010
Period-end backlog:
Defense	$4,989.0	$4,281.3
Access equipment	596.3	203.3
Fire & emergency	459.8	500.6
Commercial	119.1	99.5
Consolidated	$6,164.2	$5,084.7

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